Lyfe Communications Closes Equity Funding

Lyfe Communications, Inc. (OTCBB: LYFE), a technology leader in the development of next generation media services integrating TV, high-speed Internet and enhanced voice services, today announced that it had closed an equity investment of $400,000.

"We continue to see support for our model and our efforts to increase revenues," said Greg Smith, Founder and CEO of Lyfe Communications. "With this investment, we can continue our revenue growth and reach more efficient scale in our operations."

The investment is specifically targeted to pay for customer acquisition costs and extend network services to new customer groups. This includes Television, Voice and Data customers on fiber networks and Voice and Data customers at apartment complexes connected through metro networks. The company will begin new customer acquisition efforts immediately.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

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Garrett Daw

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